Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Q1 ’09 Financial Results
Monday, May 4, 2009 4:30 pm ET

Revenue and Earnings in Line with Guidance

HAYWARD, Calif., May 4, 2009 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar, and medical device industries, today reported its financial results for the first quarter ended April 3, 2009.  Revenue for the first quarter of 2009 was $22.4 million, a decrease of 52% from the fourth quarter of 2008 and a decrease of 76% from the same period a year ago.  Gross margin (loss) for the first quarter of 2009 was (13%), compared to 1% for the fourth quarter of 2008, and 13% for the same period a year ago.

The company recorded a net loss of ($7.0) million or ($0.33) per share on a GAAP basis, during the first quarter of 2009, compared to a net loss of ($52.2) million or ($2.45) per share, for the fourth quarter of 2008 and net income of $1.9 million, or $0.09 per share, for the same period a year ago. The first quarter 2009 net loss per share is inclusive of non-cash charges of $0.03 per share related to SFAS 123(R) during the period.

Cash at the end of the first quarter of 2009 was $29.8 million, an increase of $0.2 million from $29.6 million at the end of the fourth quarter of 2008, and an increase of $4.8 million from $25.0 million at the end of the first quarter of 2008. Third party debt at the end of the first quarter was $17.3 million, a decrease of $1.2 million from $18.5 million at the end of the fourth quarter of 2008 and a decrease of $4.1 million from $21.4 million at the end of the first quarter of 2008.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented:   “We are committed to maintaining a strong balance sheet and are concentrating on cash flow and cost reduction.  At the same time, we are focused on new business opportunities and long term growth.”

Commenting on Ultra Clean’s corporate outlook, Granger noted, “While we are beginning to see some stabilization, we remain cautious about the near term outlook, due to general world-wide economic conditions.  We expect that revenue for the second quarter of 2009 will be in the range of $20 million to $26 million, and loss per share will be in the range of $0.16 to $0.27 per share, on a GAAP basis, inclusive of a $0.03 per share charge related to SFAS 123(R).”

Ultra Clean will conduct a conference call today, Monday, May 4, 2009, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/642-1687 (domestic) and 706/645-9291 (international). The confirmation number for the live broadcast and replays is 94739714 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter 2009 revenue and loss per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 2, 2009, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended
	April 3, 2009	March 28, 2008

Sales	$22,400	$92,357

Cost of goods sold	25,270	80,297

Gross profit (loss)	(2,870)	12,060

Operating expenses:
Research and development	916	785
Sales and marketing	1,030	1,633
General and administrative	5,342	6,630
Total operating expenses	7,288	9,048

Income (loss) from operations	(10,158)	3,012

Interest and other income (expense), net	(195)	(344)

Income (loss) before income taxes	(10,353)	2,668

Income tax provision (benefit)	(3,313)	779

Net income (loss)	$(7,040)	$1,889

Net income (loss) per share:
Basic	$(0.33)	$0.09
Diluted	$(0.33)	$0.09

Shares used in computing net income (loss) per share:
Basic	21,301	21,564
Diluted	21,301	22,067

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
 (Unaudited; in thousands)

	April 3,	January 2,
ASSETS	2009	2009

Current assets:
Cash and cash equivalents	$29,768	$29,620
Accounts receivable	10,466	13,790
Inventory	37,893	39,814
Other current assets	7,659	11,268
Total current assets	85,786	94,492

Equipment and leasehold improvements, net	8,393	8,954
Purchased intangibles, net	8,987	8,987
Other non-current assets	4,906	4,978
Total assets	$108,072	$117,411

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$2,654	$5,736
Accounts payable	10,693	11,275
Other current liabilities	3,208	4,284
Total current liabilities	16,555	21,295

Bank debt and other long-term liabilities	19,527	17,717
Total liabilities	36,082	39,012

Stockholders' equity
Common stock	91,051	90,420
Accumulated deficit	(19,061)	(12,021)
Total stockholders' equity	71,990	78,399
Total liabilities and stockholders' equity	$108,072	$117,411